Bank of South Carolina Corporation Announces First Quarter Earnings

CHARLESTON, S.C., April 9, 2013 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $998,805 or $.22 per share, for the quarter ended March 31, 2013 – an increase of 12.13% from earnings for the first quarter ended March 31, 2012 of $890,726 or $.20 per share. Returns on average assets and average equity for the quarter ended March 31, 2013 were 1.26% and 11.72%, respectively, compared with 2012 returns on average assets and average equity of 1.09 % and 10.94%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "We are quite pleased with our first quarter earnings report. The ongoing contribution of our mortgage operation, coupled with excellent control of our non-interest expenses, continues to drive our numbers. Bank lending remains flat, yet our new account activity and deposit growth is strong. We are off to a good start for 2013."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	March 31,	March 31,
	2013	2012

Shares Outstanding
BKSC Common Stock	4,448,901	4,444,960

Book Value Per Share	$ 7.70	$ 7.26

Total Assets	$ 328,647,570	$ 343,711,052

3 Months
Ending

Net Income	$998,805	$890,726

Basic Earnings Per Share	$.22	$.20

Diluted Earnings Per Share	$.22	$.20

Weighted Average Shares
Outstanding Basic	4,446,905	4,444,943

Weighted Average Shares
Outstanding Diluted	4,446,905	4,444,943

CONTACT: Sheryl G. Sharry, TELEPHONE: (843) 724-1500